                           Prudential Variable Appreciable Life Insurance
                                       Prospectus Filing May 2006

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were dedcuted the from annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         0.53%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.90%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.57%

                           Prudential Variable Appreciable Life Insurance
                                       Prospectus Filing May 2006

  Male              Nonsmoker                   Level Death Benefit
                                                CVAT
Age:             30                             Maximum Charges
Face:        75,000                             Assume Annual Payment of $1,200 in all years
TTR:              0                             Hypothetical Annual Return of 6 % Gross, 4.57% Net

Policy --- Year 5
                         (0a)          (0b)         (1)         (2)          (3)         (4)          (5)            (6)         (7)          (8)          (9)          (10)         (11)        (12)         (13)            (14)
                         BOP           BOP                                   Per         Per        Montly                      Total                     Total          EOP                      EOP         EOP             EOP
                       Contract       Accum       Premium    Per Policy    Premium      Month        Cost          Monthly     Contract    Surrender       Cash         Basic      Corridor    Corridor      Death           Accum
  Month     YEAR         Fund         Prems        Paid        Loads        Loads       Loads       Of Ins        Interest       Fund       Charges     Surr Value       DB         Factor        DB        Benefits       Prems Paid

    1         5          4,265       5,300        1,200            -       41.00          8.5        9.50          20.17        5,426      629.25          4,797      75,000      0.22979      23,612       75,000            6,521
    2         5          5,426       6,521            -            -           -          8.5        9.51          20.18        5,428      629.25          4,799      75,000      0.23044      23,555       75,000            6,542
    3         5          5,428       6,542            -            -           -          8.5        9.51          20.18        5,430      629.25          4,801      75,000      0.23110      23,497       75,000            6,564
    4         5          5,430       6,564            -            -           -          8.5        9.52          20.19        5,432      629.25          4,803      75,000      0.23175      23,440       75,000            6,585
    5         5          5,432       6,585            -            -           -          8.5        9.52          20.20        5,434      629.25          4,805      75,000      0.23241      23,383       75,000            6,607
    6         5          5,434       6,607            -            -           -          8.5        9.52          20.21        5,437      629.25          4,807      75,000      0.23307      23,326       75,000            6,628
    7         5          5,437       6,628            -            -           -          8.5        9.53          20.22        5,439      629.25          4,809      75,000      0.23372      23,270       75,000            6,650
    8         5          5,439       6,650            -            -           -          8.5        9.53          20.22        5,441      629.25          4,812      75,000      0.23438      23,214       75,000            6,672
    9         5          5,441       6,672            -            -           -          8.5        9.54          20.23        5,443      629.25          4,814      75,000      0.23504      23,158       75,000            6,694
   10         5          5,443       6,694            -            -           -          8.5        9.54          20.24        5,445      629.25          4,816      75,000      0.23569      23,103       75,000            6,716
   11         5          5,445       6,716            -            -           -          8.5        9.55          20.25        5,447      629.25          4,818      75,000      0.23635      23,047       75,000            6,738
   12         5          5,447       6,738            -            -           -          8.5        9.55          20.26        5,449      629.25          4,820      75,000      0.23700      22,993       75,000            6,760

( 0a)     BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)     BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)      Premium paid  = $1,200

(2)      Per Policy load = $0 per month.

(3)      Per PremiumLoad = Sales/Admin/Tax  = $2 +  3.25% of premium paid

(4)      Per Month Loads =(1) + (2) =  (1) a per $1,000 load  -   $0.08 per month per 1,000 of insurance amount plus (2) a load of  0.5% of the primary annual premium = 0.5%*508.5

(5)      Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male Nonsmoker

(6)      Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.57% is the net crediting interest rate.

(7)      Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)      Surrender Charges =  Primary Annual Premium * maximum sales charge + $5.00 per $1000 = $508.5 * 50% + $5.00 * 75 = 629.25 for duration 5

(9)      Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)      EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)      Corridor factor  - net single premium  corridor factor at 4% for Male age 30 Nonsmoker CVAT

(12)      EOP Corridor DB - End of Period Corridor Death Benefit = (7) / (11)

(13)      EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)      EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5